EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

BETWEEN

CLEARONE COMMUNICATIONS HONG KONG LIMITED,

C-V PRIVATE (ISRAEL), LTD

AND

VCON VIDEO CONFERENCING, LTD.

Exhibit A—Employee Waivers

Exhibit B—Joinder

Exhibit C— Escrow Agreement

Exhibit D— OCS Approval

Exhibit E—Bill of Sale

Exhibit F—Assignment and Assumption Agreement

Exhibit G—Assignment of Intellectual Property Registrations and Intellectual Property Assets

Exhibit H—Trademark Assignment Agreement

Exhibit I—Domain Name Assignment Agreement

Exhibit J—Copyright Assignment Agreement

Exhibit K—Legal Opinion

Exhibit L—Tax Returns

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into ____________, 2012, by and between C-V Private (Israel), Ltd., a private limited company established in Israel (“Pakshi Purchaser”) and ClearOne Communications Hong Kong Limited, a private limited company established in Hong Kong (“HK Purchaser” and together with Pakshi Purchaser collectively referred to herein as the “Purchaser”), on the one hand, and VCON Video Conferencing, Ltd., a private limited company established in Israel (the “Company”), on the other.  Purchaser and Company are referred to collectively herein as the “Parties” and individually as a “Party.”

recitals

WHEREAS, Company is engaged, directly and through the Company Subsidiaries, in the research, development, manufacture, sale and distribution of videoconferencing systems, including custom hardware and software (the “Business”);

WHEREAS, on the terms and subject to the conditions of this Agreement, Company desires to sell to HK Purchaser, and HK Purchaser desires to purchase from Company, all of the right, title and interest of Company in and to the Intellectual Property Assets and, in connection  therewith, the HK Purchaser will assume the Assumed Liabilities, as related to the Intellectual Property Assets; and

WHEREAS, on the terms and subject to the conditions of this Agreement, Company desires to sell to Pakshi Purchaser, and Pakshi Purchaser desires to purchase from Company, all of the right, title and interest of Company in and to the Other Assets and, in connection therewith, the Pakshi Purchaser will assume the Assumed Liabilities, as related to the Other Assets.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE I

Definitions

1.1                Certain Definitions.

“Action” means any claim, action,cause of action, demand, lawsuit, arbitration, inquiry, audit, assessment, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Affiliate of a Person alsoincludes a director, officer, partner, member, shareholder, investor, manager, executor or trustee of a Person.

“Applicable Law” means, with respect to any Person, any Law existing as of the date hereof or as of the Closing applicable to such Person or any of its respective properties, assets, officers, directors, employees, service providers, consultants or agents.

“Articles of Association” mean the Amended and Restated Articles of Association of the Company, adopted as of January 1, 2006.

“Business Day” means a day, other than a Saturday or Sunday, on which banks are open for business in both Israel and Utahbetween the hours of 8:00 a.m. and 5:00 p.m. local time.

“Company Subsidiary” means Emblaze VCON, Inc., a corporation organized under the laws of the State of Delaware in the country of the United States.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Disclosure Schedules” means the written set of the disclosures required by this Agreement and exceptions to representations and warranties made in this Agreement which, when mutually agreed to by the Parties, shall be incorporated herein by reference.

“Employees” means those Persons who are employed by Company or engaged by Company, or employed or engaged by any Company Subsidiary, including, employees, consultants, contractors or service providers of Company or any Company Subsidiary (including any such employee who is on leave of absence(including short- or long-term sick leave, parental leave, military leave or other administrative leave) from Company immediately prior to the Closing), including, if any, any individual who accepted an offer of employment/engagement with Companybut his/heremployment/engagement has not yet started.

“Employee Waiver” means written agreements and confirmations dated as of the Closing Date, substantially in the form attached hereto as Exhibit A, pursuant to which Employees will confirm receipt from the Company of all sums due pursuant to the employment with the Company up until December 31, 2011, and waiveall claims against the Company and the Purchaser in respect of the cessation of their employment with the Company.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental, Health, and Safety Requirements” means all Laws and policies concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“IFRS” means International Financial Reporting Standards set by the International Accounting Standards Board, consistently applied.

“Governmental Authority” means any government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications, all of the foregoing including associated goodwill; (b) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; (f) all Company-Owned Software and (g) all Company websites.

“Intellectual Property Assets” means all Intellectual Property that is owned by Company or any Company Subsidiary, and used in or necessary for the conduct of the Business as currently conducted, including all associated goodwill.

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Company’s Affiliates, grant Company exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Joinder” means any Joinder Agreement executed by a Company Subsidiary substantially in the form attached hereto as Exhibit B for the purpose of making such Company Subsidiary a party hereto.

“Knowledge” means the actual or constructive knowledge of Mr. Izik Ben-Ezra, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, a Governmental Order or act, ordinance, regulation, rule, collective bargaining  agreement, extension order or code promulgated or other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, debts, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the reasonable cost of pursuing any insurance providers.

“Made Available” means that the referenced item was provided in physical or electronic medium to Purchaser prior to the date of this Agreement.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of the Business, (b) the value of the Acquired Assets or (c) the ability of any Party to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include (i) any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to changes, conditions or effects that generally affect the industries in which the Business operates, and not affecting the Business in a disproportionate manner; (ii) changes in the Israeli or world financial markets or general economic conditions (including prevailing interest rates); (iii) effects or changes resulting from major acts of terrorism or war; or(iv) effects directly or primarily arising out of the execution or delivery of this Agreement or the public announcement or other publicity, leak or rumor with respect to any of the foregoing.

“Office Leases” means those certain leases for (i) the Company’s warehouse space at the “Lahadim” building at the industrial area “Mizpe Sapir”, commencing on February 1, 2011, between  Lehadim Israel Ltd. and the Company and (ii) the Company’s office space in “Migdali Hasharon” in Hod Hasharon, in accordance with the lease agreement dated of January 16, 2011 by and between the Company and Migdali Hasharon Ltd.

“OCS” means The Office of the Chief Scientist of the Ministry of Industry, Trade and Labor of the State of Israel.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software.  Open Source Code includes, inter alia,software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

“Permits”means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Software” means computer programs (including firmware and other software embedded in hardware devices and databases, compilations, tool sets, compilers, higher level or “proprietary” languages), including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof, including any software that is part of, is distributed with, or is used in the design, development, manufacturing, production, distribution, testing, maintenance, or support of the Business.

“Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.

“Tax” means any tax (including any income tax, capital gains tax, value-added tax, sales tax, payroll tax, excise tax, property tax, gift tax, estate tax, municipal tax, employment tax, or documentary stamp tax, premium tax or windfall profitstax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Authorityor municipal authorityor payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee, whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined, unitary or similar group for any period, or otherwise through operation of Law, and any Liability for the payment of amounts,all,together with any interest, any inflation indexation, and any penalties, additions to tax or additional amounts with respect thereto.

“Tax Return” means any return (including any information return), report, statement, declaration, remittance, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authorityor municipal authorityin connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

“Taxing Authority” means any Governmental Authorityhaving authority with respect to Taxes.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Escrow Agreement, the Employment Offer Letters, Employee Waivers, the Intellectual Property Assignments, any Joinder, and the other agreements, instruments and documents required to be delivered at the Closing.

“Working Capital” means an amount calculated in accordance with Schedule 2.3.

“Working Capital Deficiency” means any amount which the Closing Working Capital, as determined pursuant to Section 2.3, is less than US$ 250,000.

“Working Capital Excess” means any amount by which the Closing Working Capital, as determined pursuant to Section 2.3,is greater than US$ 250,000.

1.2                Additional Defined Terms.  The following terms have the meaning assigned to such terms in the Sections of the Agreement set forth below:

Term	Section
Accounting Firm	2.5
Acquired Assets	2.1(a)
Agreement	Preamble
Allocation Schedule	2.7
Assumed Contracts	2.1(a)(i)(D)
Assignment and Assumption Agreement	2.8(b)(vi)
Assumed Liabilities	2.1(c)
Bank	2.8(b)(xii)
Benefit Plans	3.16(b)
Bill of Sale	2.8(b)(iv)
Business	Recitals
Closing	2.8(a)
Closing Date	2.8(a)
Closing Statement	2.3
Closing Working Capital	2.3
Company	Preamble
Company Employment-Related Liabilities	5.2(d)
Company Owned Software	3.12(a)
Company’s Representations	ARTICLE III
Court Approval	2.8(a)
Domain Name	3.22(a)
Equipment	2.1(a)(i)(B)
Escrow Agent	2.4
Escrow Agreement	2.4
Escrow Amount	2.4
Excluded Assets	2.1(b)
Excluded Liability	2.1(d)
Financial Statements	3.6(a)
HK Purchaser	Preamble
Indemnification Period	6.1
Intellectual Property Assignments	2.8(b)(viii)
Intellectual Property Purchase Price	2.2(a)
Inventory	2.1(a)(i)(A)
ITA	2.2(d)(i)
ITA Tax Ruling	2.2(d)(i)
Leased Premises	3.9(b)
Material Contract	3.13(a)
Material Customers	3.21(a)
Material Suppliers	3.21(b)
OCS Approval	2.8(a)
Other Assets	2.1(a)(i)
Other Assets Purchase Price	2.2(a)
Overlapping Entity	3.11(c)
Overlapping Service Provider	3.11(c)
Pakshi Purchaser	Preamble
Party or Parties	Preamble
Purchase Price	2.2
Purchaser	Preamble
Purchaser Employee	5.2(a)
Purchaser Employment-Related Liabilities	5.2(e)
Qualified Withholding Certificate	2.2(d)(ii)
Records	2.1(a)(i)(H)
Statement of Objections	2.5
Tax Incentives	3.18(p)
Threshold	6.3(b)

1.3                Interpretation.  For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II

Purchase and Sale of Assets and Assumption of Liabilities

2.1                Purchase and Sale.

(a)                 Acquired Assets.  Subject to the terms and conditions set forth herein, at the Closing,

(i)                   Company shall sell, assign, transfer, convey and deliver to HK Purchaser, and HK Purchaser shall purchase and/or accept from Company, free and clear of any Encumbrances, all of Company’s right, title and interest in, to and under all of the Intellectual Property Assets, wherever located and whether now existing or acquired prior to the Closing; and Company, and each of the Company Subsidiaries, shall sell, assign, transfer, convey and deliver to Pakshi Purchaser, and Pakshi Purchaser shall purchase and/or accept from Company and each Company Subsidiary, free and clear of any Encumbrances, all of Company’s, and any Company Subsidiary’s, right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible, wherever located and whether now existing or acquired prior to the Closing (other than the Excluded Assets and the Intellectual Property Assets), which relate to, or are used or held for use in connection with, the Business and to the extent they are accepted by the Purchaser on the day of Closing (collectively, the “Other Assets”), including, without limitation, the following:

(A)                all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories, but excluding any inventory designated as obsolete on Schedule 2.1(a)(i)(A)of this Agreement (“Inventory”);

(B)                all computers, telecommunications equipment, fixtures, machinery, installations, equipment (including, without limitation, all production equipment), hardware, software, furniture, tools, spare parts, supplies, materials, product lines, fixed assets, and other items of tangible personal property relating to, or used in connection with, the Business, including the items listed on Section 3.10of the Disclosure Schedule (“Equipment”);

(C)                all telephone numbers and all electronic mail addresses used in the Business;

(D)                all rights under all Contracts, including Intellectual Property Licenses, customer orders, supplier orders, and other Contracts, to the extent as set forth or described on Schedule 2.1(a)(i)(D)(the “Assumed Contracts”);

(E)                all Permits;

(F)                 all rights to any Actions of any nature available to or being pursued by Company, whether arising by way of counterclaim or otherwise;

(G)                all of Company’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Acquired Assets;

(H)               originals, or where not available, copies, of all machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and intellectual property files relating to the Intellectual Property Assets and the Intellectual Property Licenses (“Records”);

(I)                  all insurance benefits, including rights and proceeds; and

(J)                  all goodwill and the going concern value of the Business.

Collectively, the Other Assets and the Intellectual Property Assets are referred to herein as the “Acquired Assets”).

(b)                 Excluded Assets.  Notwithstanding the foregoing, the Acquired Assets shall not include the following assets (collectively, the “Excluded Assets”):

(i)                   all rights of Company under the Transaction Documents;

(ii)                 Contracts that are not Assumed Contracts;

(iii)                the corporate seals, organizational documents, minute books, stock books, books and records compiled or maintained by Company related to the Company’s corporate existence as well as its financial and tax records, including, but not limited to, Tax Returns, books of account, ledgers and general, financial and accounting records or other records having to do with the corporate organization of Company (notwithstanding the foregoing, the Company agrees that Purchaser may keep copies of any such documents provided or Made Available);

(iv)               the assets, properties and rights specifically set forth on Schedule 2.1(b)(iv).

(c)                 Assumed Liabilities.  Subject to the terms and conditions set forth herein, Purchaser shall assume and agree to pay, perform and discharge the following, and only the following, Liabilities of Company (collectively, the “Assumed Liabilities”):

(i)                   all Liabilities in respect of the Assumed Contracts but only to the extent that such Liabilities thereunder are required to be first performed after the Closing Date, were incurred in the Ordinary Course of Business and do not relate to any failure to perform, improper performance, warranty or other breach, default, violation or tortious conduct by Company on or prior to the Closing Date;

(ii)                 all Liabilities for Taxes relating to the Acquired Assets and first arising in and solely with respect to the post-Closing period;

(iii)                Liabilitiesarising out of the use by the Purchaser or its permitted licensees of the Intellectual Property Assets after the Closing Date; and

(iv)                Without limiting the foregoing, those Liabilities of Company set forth on Schedule 2.1(c)(iv).

By way of clarification, HK Purchaser shall assume those Assumed Liabilities related to the Intellectual Property Assets and Pakshi Purchaser shall assume those Assumed Liabilities related to the Other Assets.

(d)                 Excluded Liabilities.  Neither Pakshi Purchaser or HK Purchaser shall assume or be obligated to pay, perform, fulfill or discharge any Liability of Company, and Company will retain and remain responsible for all of Company’s Liabilities other than the Assumed Liabilities, regardless of when asserted (all such liabilities and obligations being herein called the “Excluded Liabilities”).  Without limiting the foregoing, the Liabilities listed on Schedule 2.1(d)to this Agreement shall be Excluded Liabilities.

(e)                 Company Subsidiaries.  Attached as Schedule 2.1(e)to this Agreement is a list of any Subsidiary Acquired Assets (as defined in the Joinder) owned by any Company Subsidiary, including identification of the Company Subsidiary or Subsidiaries that own such Subsidiary Acquired Asset(s).  At the Closing, the Company will cause each Company Subsidiary transferring any Subsidiary Acquired Assets pursuant to this Agreement to execute and deliver a Joinder making certain representations and warranties regarding such Subsidiary Acquired Assets and joining in this Agreement as provided therein.

2.2                Payment of Purchase Price.  The aggregate purchase price for the Acquired Assets (the “Purchase Price”) shall consist of the amounts set forth in this Section.

The Purchase Price is exclusive of VAT and VAT will be borne and paid by Purchaser in addition to the Purchase Price. Such VAT, for the entire amount of the Purchase Price, shall be paid by Purchaser to the VAT Authority directly on the 15th day of the calendar month following the Closing against receipt of a valid VAT invoice, unless prior to such payment, Purchaser shall provide Company with an approval from the Israeli VAT Authorities to act otherwise in accordance with Section 20 of the Israeli VAT law.  Company shall cooperate with Purchaser as may be reasonably required for obtaining such approval from the Israeli VAT Authorities.  With respect to the Intellectual Property Assets Purchase Price, a zero-rating shall be applied for by HK Purchaser.

(a)                 Closing Payment.

(i)                   At the Closing, Purchaser shall pay to Company US$ 4.5 million dollars (the “Purchase Price”), as adjusted pursuant to subparagraph (ii) below, in accordance with this Section 2.2(a).  Initially, the entire amount shall be paid by HK Purchaser, but once the Closing Statement has been finalized in accordance with Section 2.5, the Purchase Price shall be allocated by the two Purchaser entities with respect to the Other Assets (such allocated amount, the “Other Assets Purchase Price”) and the Intellectual Property Assets (such allocated amount, the “Intellectual Property Assets Purchase Price”).  Purchaser shall provide notice of such allocations to Company, and such allocations shall be used by the Parties in any bookkeeping or Tax Returns.

(ii)                 At Closing, the Purchase Price will be increased or decreased by the amount that the “Estimated Closing Working Capital” is greater or less than US$ 250,000.  At least 3 Business Daysprior to the anticipated Closing Date, Company will have preparedand deliveredto Purchaser pursuant to the Parties’ oral agreement an unaudited statement setting forth Company’s good faith estimate of the Working Capital of Company as of immediately prior to the Closing (the “Estimated Closing Working Capital”), as determined in accordance with Schedule 2.3, togetherwith reasonable supporting detail.  If Purchaser objects to the calculations within 48 hours of receipt, the Parties have agreed to negotiate in good faith to resolve their differences respecting this calculation.

(iii)                 A portion of the Purchase Price payable to Company shall be allocated and paid to the Escrow Agent as the Escrow Amount, in accordance with Section 2.4 below and another portion shall be payable to satisfy applicable Tax withholding obligations as provided below, to the extent the Company has not provided a Qualified Withholding Certificate.

(iv)               Pakshi Purchaser will reimburse HK Purchaser for any amounts HK Purchaser paid allocable to the Other Assets Purchase Price.

(b)                 Assumption of Liabilities.  At the Closing, Pakshi Purchaser shall assume the Assumed Liabilities.

(c)                 Final Working Capital Adjustment.  Within five days after the date on which the Closing Statement becomes final and binding in accordance with Section 2.5, (i) if there is a Working Capital Deficiency, then Company shall pay the amount of the Working Capital Deficiency to Purchaser (or such amount will be released and paid to Purchaser from the Escrow Account) and (ii) if there is a Working Capital Excess, then Pakshi Purchaser shall pay to Company the amount of the Working Capital Excess.  The amount of the Working Capital Deficiency or the amount of the Working Capital Excess, as the case may be, shall be treated as an adjustment to the Purchase Price, to be allocated among the Other Asset Purchase Price and the Intellectual Property Purchase Price in the proportion which they bear to one another.

(d)                 Tax Withholding. Notwithstanding anything in this Agreement to the contrary, all amounts payable pursuant to the terms of this Agreement or the Joinder shall be subject to applicable Tax withholding requirements, and Purchaser and Escrow Agent shall be entitled to deduct or withhold or cause to be withheld from amounts payable pursuant to this Agreement any amount either Purchaser or Escrow Agent determines, in its sole discretion, is required to be deducted or withheld under Applicable Law with respect to Taxes; provided, however, that:

(i)                   if an applicable interim or final Israeli Tax ruling is obtained from the Israeli Tax Authority (the “ITA”) , any withholding under the Israeli Tax Ordinance will be made in accordance with such Tax ruling (an “ITA Tax Ruling”), if Purchaser is provided with such ITA Tax Ruling at least three (3) Business Days prior to such payment being made pursuant to the terms of this Agreement;

(ii)                 if a Person entitled to receive a payment pursuant to the terms of this Agreement provides to Purchaser, Escrow Agent, and the Company, at least three (3) Business Days prior to the date of such payment, with an applicable exemption or confirmation of no or reduced-rate withholding issued by the ITA or other applicable Taxing Authority with respect to the payment of the Purchase Price setting forth, among other things, such Purchase Price (a “Qualified Withholding Certificate”), such payment shall be made subject to the withholding described in such Qualified Withholding Certificate;

(iii)                to the extent that amounts are withheld, such amounts shall be paid to the ITA and a written proof of such payment shall be provided to the Company and such amounts shall be treated for all purposes of this Agreement as having been paid to the Persons with respect to whom such amounts were withheld.

2.3                Closing Statement.  Within ninety (90) days from the Closing Date, Purchaser shall prepare and deliver to Company an unaudited statement (the “Closing Statement”) of the Working Capital of Company as of immediately prior to the Closing (the “Closing Working Capital”), which shall be prepared in accordance with GAAP, regardless of any changes in GAAP following the date of this Agreement, as further described and modified by Schedule 2.3hereto.  Promptly upon Company’s request, Purchaser shallmake available to Company copies of the work papers and back-up materials used by Purchaser in preparing the Closing Statement and such other documents as Company may reasonably request in connection with its review thereof.

2.4                Escrow.  At Closing, Purchaser shall deposit US$ 2,225,065 (such amount comprised of US$ 675,000 (15% of Purchase Price), US$ 565,789 (amount payable to Bank), US$ 488,700 (amount payable to OCS), US$ 84,211 (amount payable to the landlord in connection with the Hod Hasharon Office Lease) and $411,365 (amount payable to those licensors with regard to the Intellectual Property Licenses, as such parties are identified on Exhibit D to the Disclosure Schedules)) (the “Escrow Amount”) (such amount to be paid by the HK Purchaser and then proportionately allocated between Pakshi Purchaser and HK Purchaser based on their portion of the overall Purchase Price, as determined by Purchaser) with an escrow agent jointly selected by Purchaser and the Company (the “Escrow Agent”), which amount shall be withheld from the Purchase Price.  The Parties acknowledge and agree that the Escrow Amount shall be used (a) for securing the payment of certain Liabilities by the Company, as set forth in the Escrow Agreement, and (b) for the purpose of securing the Company’s indemnification obligations pursuant to Article VI.  The Escrow Amount shall be administered in accordance substantially with the provisions of an Escrow Agreement in the form attached hereto as Exhibit C (the “Escrow Agreement”), subject to negotiating terms acceptable to the Escrow Agent.  The Escrow Amount shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Party and shall be held and disbursed solely for the purposes and in accordance with the respective terms of the Escrow Agreement.

2.5                Resolution of Certain Disputes.  Within 30 days after Company’s receipt of the Closing Statement,Company shall deliver to Purchaser a written statement either accepting the Closing Statement or specifying in reasonable detail, indicating each disputed item or amount and the basis for Company’s disagreement therewith, any objections (a “Statement of Objections”) thereto.  If Company does not deliver a Statement of Objections within such 30-day period, the Closing Statement shall become final and binding upon all parties.  If Company does deliver a Statement of Objections within such 30-day period, and the parties cannot resolve such objections within 30 days after Purchaser’s receipt thereof, any remaining disputes shall be resolved by anindependent accounting firm in Israel mutually agreed upon by Company and Purchaser (the “Accounting Firm”).  If the parties cannot agree on an Accounting Firm, then the matter will be submitted to arbitration and the arbitrator will pick the accountant in Israel, but there shall only be a one hour telephonichearing before an American Arbitration Association qualified or appointed arbitrator with respect to this matter.  The Accounting Firm shall be instructed to resolve such disputes within 45 days after its appointment, based solely on the presentations of Purchaser and Company as to whether such objections have been determined in a manner consistent with this Agreement.  The Accounting Firmshall only decide the specific items under dispute by the parties and its decision for each disputed amount must be within the range of values assigned to each such item in the Closing Statement and the related Statement of Objections, respectively.  The resolution of such disputes by the Accounting Firm shall be set forth in writing and shall be conclusive and binding upon all parties and the Closing Statement, as modified by such resolution, shall become final and binding upon the date of such resolution.  The fees and expenses of the Accounting Firm shall be apportioned by the Accounting Firm between Company, on the one hand, and Purchaser, on the other hand, based on which party’s claims were successful, and the parties shall pay the Accounting Firm in accordance with such determination.  For example, if pursuant to this Section 2.5Company submitted an objection affecting the Purchase Price in the amount of $280,000 and prevailed as to $70,000 of such amount, Purchaser will pay the entire fees and expenses of the Accounting Firm.

2.6                Consents and Approval; Failure to Obtain Third Party Consents.  To the extent that Company’s rights under any Contract or Permit constituting an Acquired Asset, or any other Acquired Asset, may not be assigned to Purchaser without the consent of another Person which has not been obtained, neither this Agreement nor the Assignment and Assumption Agreement shall constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful.  If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the Acquired Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Company, to the maximum extent permitted by law and the Acquired Asset, shall be deemed to be after the Closing as Purchaser’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Acquired Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.

2.7                Allocation of Purchase Price.  The Purchase Price (including, for purposes of this Section 2.7, any other consideration paid to Company as well as the assumption ofthe Assumed Liabilities) shall be allocated among the Acquired Assets, including with respect to the Subsidiary Acquired Assets as defined in any Joinder,in the manner as agreed by the Parties(the “Allocation Schedule”).  Within five days after the date on which the Closing Statement becomes final and binding in accordance with Section 2.5, the Parties will agree on the Allocation Schedule.  Purchaser and Company all agree to file applicable Tax Returns in accordance with the Allocation Schedule.

2.8                Closing.

(a)                 Time and Place of Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at a virtual meeting (i.e., a meeting at which all deliveries may be effected by telephone, facsimile, email, PDF, wire transfer and/or similar means involving the exchange of electronic images of signed originals of documentation) to be held at the offices of the Company, on the date hereof at 8:00 a.m., Salt Lake City time and 5:00 p.m. Tel Aviv time, or at such other date as the parties may agree when all deliverables under subparagraph (b) and (c) of this Section have been delivered by the Parties (the “Closing Date”) and at which meeting the various payments and deliveries contemplated by this Agreement to be made by the parties will be made.  The Company has received approval of this transaction from the OCS, as attached hereto as Exhibit D (the “OCS Approval”), which approval is conditioned on approval by an appropriate court.  Notwithstanding any other provision of this Agreement, the Closing shall not occur and the transactions contemplated by the provisions of this Agreement shall not occur until and unless (a) approval by the Central District Court, Petch Tikva, Israel (the “Court Approval”) is obtained; and (b) such approval is on terms acceptable in the reasonable judgment of Purchaser, including terms to the effect that obligations of Company to the Bank and the OCS will be satisfied in full.  All events which shall occur at the Closing shall be deemed to occur simultaneously with the execution and delivery of this Agreement.

(b)                 Company Closing Deliveries.  At the Closing, and as a condition to Purchaser’s payment of the Purchase Price, Company shall deliver to Purchaser:

(i)                   a true and correct copy of resolutions of Company’s and Company Subsidiaries’ Board of Directors approving this Agreement and the Transaction Documents (as applicable) and the transactions contemplated hereby and thereby;

(ii)                 a true and correct copy of resolutions of Company’s and Companies’ Subsidiaries’ shareholders approving this Agreement and the Transaction Documents (as applicable) and the transactions contemplated hereby and thereby, to the extent such is required;

(iii)                a counterpart of the Escrow Agreement duly executed by Company and by the Escrow Agent, which Exhibit Bthereto must be in form satisfactory to the Parties;

(iv)               bills of sale in the form attached hereto as Exhibit E (the “Bill of Sale”) duly executed by Company;

(v)                 a Bill of Sale executed by each Company Subsidiary transferring any Acquired Assets owned by any such Company Subsidiary;

(vi)               a counterpart of assignment and assumption agreements in the form attached hereto as Exhibit F (the “Assignment and Assumption Agreement”) duly executed by Company;

(vii)              a counterpart of an Assignment and Assumption Agreement duly executed by any Company Subsidiary transferring any rights pursuant to such an agreement;

(viii)            a counterpart of all assignments and instruments necessary to transfer ownership of the registered Intellectual Property Assets, including (A) the Assignment of Intellectual Property Registrations and Intellectual Property Assets in the form attached hereto as Exhibit G, and (B) the Trademark Assignment Agreement in the form attached hereto as Exhibit H, (C) the Domain Name Assignment in the form attached hereto as Exhibit I; and (D) the Copyright Assignment in the form attached hereto as Exhibit J (collectively, the “Intellectual Property Assignments”);

(ix)               the consents listed in Section 3.4of the Disclosure Schedule;

(x)                 signed opinion of Erdinast, Ben Nathan & Co., counsel to Company, in the form attached hereto as Exhibit K, dated as of the date of the Closing and addressed to Purchaser;

(xi)               the Court Approval;

(xii)              consent of Mizrahi Tefahot bank Ltd. (the “Bank”) to the sale of the Acquired Assets contemplated hereunder and to release their charges from Acquired Assets;

(xiii)            a duly executed Employee Waiver from each current Company Employee (which includes contractors);

(xiv)            notice from the Company to the Registrar of Companies informing the registrar about its resolution to change its name to a different name, as contemplated by Section 5.5;

(xv)             a copy of the Joinder, duly executed by each Company Subsidiary transferring any assets pursuant to this Agreement;

(xvi)            duly executed petitions to revive the patents of the Company included in the Intellectual Property Assets, in form and substance to the reasonable satisfaction of Purchaser; and

(xvii)          such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to this Agreement, provided that such requirements shall not impose any unreasonable cost on or involve any unreasonable effort by the Company.

(c)                 Purchaser Closing Deliveries.  At the Closing each Purchaser shall deliver to Company:

(i)                   a true and correct copy of the resolutions of each Purchaser’s Board of Directors, approving this Agreement and the Transaction documents and the transactions contemplated hereby and thereby;

(ii)                 the consideration required of them as referred to in Section 2.2(a)(after deduction of the Escrow Amount) hereof;

(iii)                a counterpart of the Escrow Agreement duly executed by each Purchaser and the Escrow Agent, which Exhibit Bthereto must be in form satisfactory to the Parties;

(iv)               a counterpart of the Assignment and Assumption Agreement duly executed by each Purchaser; and

(v)                 such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Company, as may be required to give effect to this Agreement.

(d)                 Closing Matters Respecting Intellectual Property Assets.

(i)                   Upon the Closing, Company hereby sells, assigns, transfers, and conveys to HK Purchaser all right, title, and interest in and to the Intellectual Property Registrations and Intellectual Property Assets.  Company understands and acknowledges that, if any of the Intellectual Property Assets are assigned to Company’s affiliates or subsidiaries, Company may be required prior to Closing to perform certain actions to establish that Company is the assignee and to record such assignments.  On or before Closing, Company will execute and deliver to Purchaser the Intellectual Property Assignments.

(ii)                 Upon the Closing, Company hereby also sells, assigns, transfers, and conveys to Purchaser all right, title, and interest in and to all:

(A)                Inventions, invention disclosures, and discoveries described in patents identified Section 3.11(a)that: (I) are included in any claim in the patents;  (II) are subject matter capable of being reduced to a patent claim in a reissue or reexamination proceeding brought on any of the patents; and/or (III) could have been included as a claim in any of the patents;

(B)                Rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type related to any of the patents identified in Section 3.11(a)and the inventions, invention disclosures, and discoveries therein;

(C)                Causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the patents identified in Section 3.11(a), including, without limitation, all causes of action and other enforcement rights for: (I) damages; (II) injunctive relief; (III) any other remedies of any kind for past, current, and future infringement; and (IV) rights to collect royalties or other payments under or on account of any of the patents and/or any of the foregoing.

(iii)                At the reasonable request of Purchaser, Company will execute and deliver such other instruments and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including, without limitation, execution, acknowledgment, and recordation of other such papers, and using commercially reasonable efforts to obtain the same from the respective inventors, as necessary or desirable for fully perfecting and conveying unto Purchaser the benefit of the transactions contemplated hereby.  To the extent any attorney-client privilege or the attorney work-product doctrine applies to any portion of the Patent prosecution history files, Company will ensure that, if any such portion of the prosecution history files remain under Company’s possession or control after Closing, it is not disclosed to any third party unless: (I) disclosure is ordered by a court of competent jurisdiction, after all appropriate appeals to prevent disclosure have been exhausted; and (II) Company gives Purchaser prompt notice upon learning that nay third party sought or intended to seek a court order requiring the disclosure of any such portion of the prosecution history file.  Company will also, at the reasonable request of Purchaser after Closing, assist Purchaser in providing and obtaining, from the respective inventors, prompt production of pertinent facts and documents, otherwise giving of testimony, execution of petitions, oaths, powers of attorney, specifications, declarations, or other papers, and other assistance reasonably necessary for filing patent applications or for enforcement or other actions and proceedings with respect to claims under the patents identified in Section 3.11(a).

(iv)               To the extent the patents include non-United States patents and patent applications, Company will deliver to Purchaser’s representatives executed documents in a form as may be required in a non-United States jurisdiction in order to perfect the assignment to Purchaser of the non-United States patents and patent applications.

ARTICLE III

Representations and Warranties of Company

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Company represents and warrants to Purchaseras follows (the “Company’s Representations”):

3.1                Organization and Qualification.

(a)                 Company is a private company duly organized, validly existing under the Laws of Israel and has full corporate power and authority to own, operate or lease the Acquired Assets owned or held by it, and to carry on the Business as currently conducted.  Section 3.1(a)of the Disclosure Schedule sets forth each jurisdiction in which Company is licensed or qualified to do business, and Company is duly licensed or qualified to do business and is in good standing (to the extent such concept or a comparable status is recognized) in each jurisdiction in which the ownership of the Acquired Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary except to the extent there has been a failure to make any payments necessary for the Company to be licensed, qualified to do business or in good standing, with the consequences thereof as set forth on Section 3.1(a)of the Disclosure Schedule,.

(b)                 Except for the Company Subsidiaries and as set forth on Section 3.1(b)of the Disclosure Schedule, (i) Company does not own any shares of capital stock or any other equity interest in or control any other Personand (ii) is not a participant in any joint venture, partnership or similar arrangement and does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.

3.2                Articles of Association; Minute Books.  The Company has Made Available to Purchaser a complete and correct copy of the Articles of Association.  The Articles of Association are in full force and effect, and have not been amended, restated, or superseded.  The Company is not in material violation of any of the provisions of the Articles of Association.

3.3                Authorization.  Company has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Company is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Company of this Agreement and any other Transaction Document to which Company is a party, the performance by Company of its obligations hereunder and thereunder and the consummation by Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Company. This Agreement has been duly executed and delivered by Company, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of Company enforceable against Company in accordance with its terms. When each other Transaction Document to which Company is or will be a party has been duly executed and delivered by Company (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Company enforceable against it in accordance with its terms.

3.4                Consents and Approvals; Authority Relative to this Agreement.  Subject to obtaining the consents, approvals and actions, making the filings and giving the notices specified in Section 3.4of the Disclosure Schedule, the execution, delivery and performance by Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Articles of Association, as amended to date, or any other governing organizational documents of Company, including any shareholders’ agreement; (b) materially conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to Company, the Business or the Acquired Assets; (c) except as set forth in Section 3.4of the Disclosure Schedule, require the consent, notice or other action by any Person under, materially conflict with, result in a material violation or breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Company is a party or by which Company or the Business is bound or to which any of the Acquired Assets are subject (including any Assumed Contracts) or (d) result in the creation or imposition of any Encumbrance on the Acquired Assets.  Except as set forth on Section 3.4 of the Disclosure Schedule, no material consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Company in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and the performance by Company of its obligations thereunder.

3.5                No Insolvency.

(a)                 Except in connection with the proceeding seeking the Court Approval, no order has been made, petition presented or meeting convened for the bankruptcy or winding up of the Company or for the appointment of any liquidator or in relation to any other process whereby the assets of the Company are distributed among its creditors and/or shareholders or other contributors, and there are no actions under any applicable bankruptcy, insolvency, reorganization or similar Applicable Laws.

(b)                 Except as may be so determined in the Court Approval, no receiver or trustee has been appointed in respect of the whole or any part of any of the property or assets of the Company nor has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs and assets of the Company are managed by a Person appointed for the purpose by a Governmental Authority or similar body).

The Company has initiated a voluntary liquidation process in connection with seeking the Court Approval.  Other than such proceeding, the Company represents, warrants and undertakes that the consummation of Closing and/or the Company’s obligations and undertakings hereunder will not cause or accelerate, in any manner, directly or indirectly, any event which can reasonably be expected to result during the period commencing on the Closing Date and ending three (3) months thereafter in any bankruptcy, insolvency, reorganization or similar proceeding, including the appointment of a trustee or receiver with respect to the Company or any of its assets.  The Company further represents, warrants and undertakes that, to its Knowledge, the Purchase Price exceeds all of the Company’s Indebtedness which is due and payable within three months from the Closing Date.

3.6                Financial Statements; No Undisclosed Liabilities.

(a)                 Company has Made Available to Purchaser (i) the non GAAP audited balance sheets of Company as of December 31, 2010 and 2009 and the related profits and loss statements (income statements), and cash flows for the years then ended (collectively all such financial statements are referred to as the “Financial Statements”).  Except as set forth on Section 3.6(a)of the Disclosure Schedule, the Financial Statements are true, correct and complete and fairly present, in all material respects, the financial position and results of operation of the Business as of the applicable dates and for the periods indicated. No information has come to the attention of Company since such respective dates that would indicate that such financial statements are not true and correct in all material respects as of the dates thereof

(b)                 Section 3.6(b)of the Disclosure Schedule sets forth the Liabilities of the Company as of the date of this Agreement, including any disputed Liabilities subject to Actions and set forth in Section 3.20of the Disclosure Schedule.

3.7                [intentionally omitted]

3.8                Title to, Sufficiency and Condition of Assets. Subject to the claims that certain of the Company’s vendors and employees may have against the Company with respect to the fact that the Company did not make due payments to such vendors and employees, in the amounts as specifically set forth on Section 3.8 of the Disclosure Schedule,Company has good and valid title to, and is the lawful owner of, all of the Acquired Assets, free and clear of any Encumbrance.  Upon delivery to Purchaser of each of the Bill(s)of Sale and Assignment and Assumption Agreement(s), Company will thereby transfer to Purchaser good and marketable title to the Acquired Assets, subject to no Encumbrances except as specified in Section 3.8 of the Disclosure Schedule.   The Acquired Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and, except as set forth in Section 3.8 of the Disclosure Schedule,constitute all of the assets, properties and rights currently used by Company in the conduct of the Business.

3.9                Real Property.

(a)                 Company does not own and has never owned any real property, nor does it hold any option to acquire any real property.

(b)                 The Company leases office and warehouse space (the “Leased Premises”) pursuant to the Office Leases, which Office Leases are included in the Acquired Assets.  With respect to each Office Lease, subject to the fact that the lessor may have claims due to unpaid rent as set forth on Section 3.9(b)of the Disclosure Schedule (i) such lease is valid, binding, enforceable and in full force and effect; (ii) Company has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Company under the lease and, to the Knowledge of Company, no other party is in default thereof, and no party to the lease has exercised any termination rights with respect thereto; (iii) Company has not subleased, assigned or otherwise granted to any Person the right to use or occupy any Leased Premises or any portion thereof; and (iv) Company has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in the Leased Premises. (v) to the Knowledge of the Company, no parcel of either Office Lease is subject to any Governmental Order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority nor, to the Knowledge of the Company, has any such action been proposed.  Subject to obtaining the consents specified in Section 3.4of the Disclosure Schedule and Company paying and past due required amount with respect to each Office Lease, each such Office Lease will remain valid and binding in accordance with its terms following the Closing

3.10            Equipment.  Section 3.10of the Disclosure Schedule is a true, correct and complete list of all Equipment owned by Companyand having an individual book value in excess of $5,000 and of each lease of Equipment having aggregate minimum lease payments in excess of $5,000 binding upon Company.  Company has Made Available to Purchaser true, correct and complete copies of any and all such Equipment leases.

3.11            Intellectual Property.

(a)                 Section 3.11(a)of the Disclosure Schedule is a true, correct and complete list of all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets that are not registered but that are material to the operation of the Business.  Company has Made Available to Purchaser a true, correct and complete copy of the file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.Other than the representations and warranties set forth in this Section 3.11and in Sections 3.8 and 3.12, as applicable, the Company does not and shall not be deem to give any representation or warranty with respect to the Intellectual Property Assets, and the Intellectual Property Assets are being sold and transferred on an “AS IS” basis.

(b)                 Except as set forth on Section 3.11(b)of the Disclosure Schedule, Company owns all right, title and interest in and to the Intellectual Property Assets, free and clear of Encumbrances. Without limiting the generality of the foregoing, except as set forth on Section 3.11(b)of the Disclosure Schedule, Company has entered into binding, written agreements with every current and former Employee of Company, and with every current and former consultant and independent contractor, whereby such Employees, consultants and independent contractors (i) assign to Company any ownership interest and right they may have in the Intellectual Property Assets; and (ii) acknowledge Company’s exclusive ownership of all Intellectual Property Assets.  Company has Made Available to Purchaser true, correct and complete copies of all such agreements.

(c)                 Subject to Section 3.11(c)and except as specified in Section 3.11(c)of the Disclosure Schedule, no funding from or facilities of any Governmental Authority or university, college, other academic institution or research center was used in the creation or development of any Company Intellectual Property.  Section 3.11(c)of the Disclosure Schedule sets forth a list of all current or former founders, employees, contractors, consultants, or other service providers of the Company that have contributed, in any way, to the authorship, conception, design or development of any Company Intellectual Property and that have performed services for any Governmental Authority, university, college, other academic institution or research center, or any other Person during a period of time during which (or, in the case of any Governmental Authority, for the twelve (12) months prior to and during which) such person was also performing services used in such authorship, conception, design or development of Company Intellectual Property (each, an “Overlapping Service Provider”), including the full name of such person, such time period, and the applicable Governmental Authority, university, college, other academic institution or research center, or other Person (each, an “Overlapping Entity”). Each Overlapping Entity has expressly waived any and all ownership rights, licensing rights, royalty rights, or other beneficial interests in or to the Company Intellectual Property arising from such Overlapping Entity’s relationship with the applicable Overlapping Service Provider, and the Company has Made Available to Purchaser copies of all such waivers. The foregoing representation does not apply to any restrictions on the transfer, license or alienability of the Company Intellectual Property rights under export control Laws.

(d)                 Notwithstanding anything to the contrary in this Agreement, the Parties recognize that the sale of the Acquired Assets contemplated hereunder requires the OCS Approval and the Court Approval.

(e)                 None of the Company Software or any products or Intellectual Property under development by the Company, directly or indirectly, is based upon, uses or incorporates any Intellectual Property that was developed using funding provided by the European Commission nor does the European Commission, any other Governmental Authority (other than the OCS) or any academic institution have any ownership interest in or right to restrict the sale, licensing, distribution or transfer of any Intellectual Property of the Company, Company Software or Company products.  Except as set forth on Section 3.11(e)of the Disclosure Schedule, each item of Intellectual Property of the Company is freely transferable, conveyable and/or assignable by the Company to any entity located in any jurisdiction in the world without any restriction, constraint, control, supervision or limitation that could be imposed by the EU Office, any other Governmental Authority or any academic institution.

(f)                  The Company does not use or develop, or engage in, encryption technology, technology with military applications, or other technology, the development, commercialization or export of which is restricted under any Applicable Law, and the Company’s business does not require the Company to obtain a Permit from the Israeli Ministry of Defense or any other authorized body thereof pursuant to: Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, the Israeli Defense Export Control Law, 5766-2007, the Import and Export Order (Control of Dual-Purpose Goods, Services and Technology Exports), 5766-2006 and the Declaration Regarding the Control of Commodities and Services (Engagement in Encryption Items) - 5734-1974 or any other similar Applicable Laws.

(g)                 Section 3.11(g)of the Disclosure Schedule sets forth a true, correct and complete list of all Intellectual Property Licenses.  Company has Made Available to Purchaser true, correct and complete copies of all such Intellectual Property Licenses.  Except as set forth on Section 3.11(g)of the Disclosure Schedule, all such Intellectual Property Licenses are valid, binding and enforceable between Company and the other parties thereto, and Company and such other parties are in full compliance with the terms and conditions of such Intellectual Property Licenses.

(h)                 The Intellectual Property Assets and Intellectual Property Licenses as currently owned, licensed or used by Company or proposed to be used by Company, and the conduct of the Business as currently and formerly conducted by Company and proposed to be conducted by Purchaser have not and do not infringe, violate or misappropriate the Intellectual Property of any Person.  Company has not received any communication, and to Company’s Knowledge no Action has been instituted, settled or threatened, that alleges any such infringement, violation or misappropriation, and none of the Intellectual Property Assets are subject to any outstanding Governmental Order.

(i)                   Section 3.11(i)of the Disclosure Schedule is a true, correct and complete list of all licenses, sublicenses and other agreements pursuant to which Company grants rights or authority to any Person with respect to any Intellectual Property Assets or Intellectual Property Licenses.  Company has Made Available to Purchaser true, correct and complete copies of all such agreements. All such agreements are valid, binding and enforceable between Company and the other parties thereto, and Company and to Company’s Knowledge such other parties are in full compliance with the terms and conditions of such agreements.  To Company’s Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property Assets.

(j)                  To Company’s Knowledge, there is no pending or, threatened Action challenging the registrability of any Intellectual Property owned by Company including Actions pursuant to Chapter 6, Article 1 of the Israel Patents Law (1967), as amended.  Company has no notice of any, or Knowledge of any basis for any, claim that the operations, activities, Software, Equipment, machinery or processes of the Business infringe, misappropriate, or violate any Intellectual Property or any such rights of any other Person.

(k)                 To Company’s Knowledge, there is no basis for any action with respect to infringement by, misappropriation of, dilution of, violation of or unauthorized use of the Intellectual Property Assets.

3.12            Software.

(a)                 Except as set forth on Section 3.12(a)of the Disclosure Schedule, the Software owned, or purported to be owned, by Company, including any Software making up the Company’s website (the “Company Owned Software”), was either (i) developed by employees of Company within the scope of their employment thereby or (ii) developed by independent contractors who have assigned all of their right, title and interest therein to Company pursuant to written agreements.  Except as set forth in Section 3.12(a)of the Disclosure Schedule, none of the Company Owned Software contains any code, documentation or other materials or development environments that embody Intellectual Property of any Person other than Company. Section 3.12(a)of the Disclosure Schedule is a true, correct and complete copy of the most recent “bug list” with respect to the Company’s Software.

(b)                 Section 3.12(b)of the Disclosure Schedule is a true, correct and complete list of and description of all Software, other than Company Owned Software, licensed to or used by Company and with respect to each such item of Software the number or type of installations thereof and nature and physical location of proofs of purchase of the related license thereof to the extent the Software is not Company Owned Software.

(c)                 Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Owned Software, to any escrow agent or other Person.

(d)                 Section 3.12(d)of the Disclosure Schedule is a true, correct and complete list and description of: (i) each item of Open Source Code that is contained in, distributed with, or used in the development of the Software or from which any part of any Software is derived; (ii) the applicable license terms for each such item of Open Source Code and (iii) the product and services to which each such item of Open Source Code relates.  Except as set forth in Section 3.12(d)of the Disclosure Schedule, to the Knowledge of the Company, no Company Owned Software contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Company Owned Software or part thereof: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works or (C) be redistributable at no charge or (ii) otherwise impose or could impose any other limitation, restriction, or condition on the right or ability of Company to use or distribute such Company Owned Software.

3.13            Contracts.

(a)                 Section 3.13(a)of the Disclosure Schedule is a true, correct and complete list of all Contracts that are material to the Acquired Assets or the operation of the Business to which any of the Acquired Assets are subject (together with the Contracts relating to Intellectual Property required to be listed on Section 3.11(a)of the Disclosure Schedule, the “Material Contracts”).

(b)                 Company has Made Available to Purchaser a true, correct and complete copy of each Contract listed in Section 3.13(a)of the Disclosure Schedule.

(c)                 Subject to the fact that the Company did not make certain due payments under certain Material Contract, as set forth on Section 3.13(c)of the Disclosure Schedule, each Material Contract is valid and binding on Company in accordance with its terms and to the Company’s Knowledge is in full force and effect.

3.14            Permits.  Section 3.14of the Disclosure Schedule is a true, correct and complete list of all Permits owned or held by Company including their dates of expiration.  Except as set forth on Section 3.14 of the Disclosure Schedule, all fees and charges with respect to the Permits so listed have been paid in full and such are in full force and effect.  Company has not received any notice that any such Permit will be revoked or canceled and Company has no Knowledge of any basis under which any such Permit may be revoked or cancelled.  Except for the Permits listed on Section 3.14of the Disclosure Schedule there are no Permits that are necessary to entitle Company to own or lease, operate and use the Acquired Assets or are otherwise necessary for the lawful operation of the Business as it is currently conducted or proposed to be conducted.

3.15            Insurance.  Section 3.15of the Disclosure Schedule is a true, correct and complete list of all policies of fire, liability, workers’ compensation and other forms of insurance owned or held by Company and all claims made or notices given by Company thereunder since January 1, 2010.  Company has Made Available to Purchaser true, correct and complete copies of all such policies.

3.16            Employee Benefit Plans and Employment Agreements.

(a)                 Section 3.16(a)of the Disclosure Schedule, sets forth an accurate and complete list of each employee benefit,  employment, personal services, collective bargaining agreement, extension order, compensation, sick leave program, pension, managers insurance, continuing education fund or other provident fund, retirement, savings, thrift, deferred compensation, performance, incentive compensation, stock ownership, stock purchase, stock option, unemployment compensation, vacation or holiday pay, accelerated termination or severance entitlement, severance pay, change of control, retention, personnel policy, bonus, hospitalization or other medical, disability, life, incapacity or other insurance, fringe benefit arrangement or other welfare, retiree welfare or benefit plan, policy, trust, understanding or arrangement, custom or practice that may provide for payment or other benefits of any kind, whether written or oral which covers any current Employee of Company.It is hereby clarified that Section 3.16(a)of the Disclosure Schedule shall not include the Employees’ protected personal information.

(b)                 A true, correct and complete copy of each of the plans, arrangements and agreements listed in Section 3.16(a)of the Disclosure Schedule (collectively, the “Benefit Plans”), each as in effect on the date hereof, has been Made Available to Purchaser.  There are no loans or advances by Company to any of the Employees.

(c)                 Except for the Benefit Plans, Company is not subject to, nor do any of the Employees benefit from, any agreement, arrangement, understanding or custom, whether oral or written, between or among any of the Employees, on one hand, and Company, on the other hand.

3.17            Employment and Labor Matters.

(a)                 Section 3.17(a)of the Disclosure Schedule is a true, correct and complete list of all Persons who are Employees of the Business as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) employment location; (iii) title or position (including whether full or part time); (iv) hire date; (v) current annual base compensation rate; (vi) commission, bonus or other incentive-based compensation; and (vii) a description of the fringe, social  benefits and any bonus or commitment to pay any other amount or benefit in connection with termination of employment or engagement or otherwise (including all remuneration payable, vacation pay or paid time off balances, recuperation pay balances, illness pay balances, fringe benefits, balances in provident or pension funds, managers insurance, continuing education fund, any profit sharing commission, statutory and non-statutory severance pay, prior notice, compensation and damages rights regarding employment termination, the number of shares underlying any options or rights to acquire stock of Company, the vesting schedule and exercise price of such rights or options, the number of shares of stock of Company granted as compensation and the vesting schedule and value upon grant of such shares), if applicable, of all Employees with an indication whether any such Employees are on any type of leave of absence and its duration.

(b)                 Other than as set forth on Section 3.17(a)of the Disclosure Schedule, there is no Person that may be deemed to be an employee of Company employed in the Business.

(c)                 Except for such payments that have not been duly made and are listed in Section 3.17(c)of the Disclosure Schedule, as of the date hereof, all compensation, wages, salaries, benefits, commissions, bonuses, social and fringe benefits payable to or otherwise arising or due under any Law, plan, policy, practice, program, or agreement, whether oral or written to Employees have been paid in full and there are no outstanding agreements, understandings or commitments of Company with respect to any commissions, bonuses or increases in compensation. All amounts which Company is legally or contractually required to deduct from the Employees’ salaries or compensation or transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or otherwise, have been duly paid into the appropriate fund or funds, and Company has no outstanding obligation to make any such transfer or provision.

(d)                 Other than as set forth in Section 3.17(d), Company is not a party to, has any liability with respect to or otherwise bound by, any collective bargaining, extension order issued by the Israeli Ministry Industry, Trade and Labor or other Contract with a labor organization representing any of its Employees, and there are no labor organizations representing, purporting to represent or, to Company’s Knowledge, attempting to represent any Employee. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Company or any of its Employees.

(e)                 Except for such payments that have not been duly made and are listed in Section 3.17(c)of the Disclosure Schedule, Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, health and safety, workers’ compensation, leaves of absence and unemployment insurance, terms and conditions of employment and engagement.

(f)                  To the Knowledge of Company none of its respective representatives or Employees have committed any unfair labor practices in connection with the operations of the Business.

(g)                 Other than as set forth in Section 3.17(g)of the Disclosure Schedule, there are no Actions against Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former Employee of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, wrongful termination, workers compensation, disability, equal pay or any other employment related matter arising under applicable Laws.

(h)                 To Company’s Knowledge, no Employee, officer, independent contractor, director or Affiliate of Company has any direct or indirect interests in the business of Company’s competitors.

(i)                   Other than as set forth in Section ?3.17(i), since January 1, 2010, there has been no labor dispute pending or, to Company’s Knowledge, threatened, against Company.

(j)                  To Company’s Knowledge, no Employee has violated the terms or conditions of any employment contract, proprietary invention assignment agreement, company confidentiality policy or any other similar contract or agreement to which such Employee is a party or bound.

3.18            Taxes.

(a)                 All Tax Returns required to be filed by Company for any pre-Closing Tax period have been, or will be, timely filed.  Such Tax Returns are, or will be, true, complete and correct in all respects.  Except as specified in Section 3.18(a)of the Disclosure Schedule, all Taxes due and owing by Company and its shareholders (whether or not shown on any Tax Return) have been, or will be, timely paid. Except as specified in Section 3.18(a)of the Disclosure Schedule, all deficiencies asserted, or assessments made, against Company or its shareholders as a result of any examinations by any taxing authority have been fully paid.

(b)                 The Company has not requested nor received an extension of time to file any Tax Return and has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c)                 There is no Action pending or proposed or threatened with respect to Taxes and, to Company’s Knowledge, no basis exists therefor, nor is there any basis for any of such action.

(d)                 All Taxes which Company is required by Law to withhold or collect and amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held in separate bank accounts for such purpose.  Company has complied with all information reporting and backup withholding requirements.

(e)                 Except as specified in Section 3.18(e)of the Disclosure Schedule, the Company has timely paid all Taxes that have become due and payable, and the Company has adequately provided in the Financial Statements (without regard to any footnotes) for all Taxes accrued through the date of such Financial Statements that were not yet due and payable as of the date thereof.  All Taxes of the Company accrued following the end of the most recent period covered by the Financial Statements have been accrued in the ordinary course consistent with past practice and do not exceed comparable amounts incurred in similar periods (or partial periods, as applicable) in prior years (taking into account any changes in the Company’s operating results).  The Company has, in full compliance with Applicable Law, including any applicable double tax treaty requirements, withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid, deemed paid, or owing to any Person.

(f)                  No item of income or gain reported by the Company for financial or statutory accounting purposes in any period prior to the Closing Date will be required to be included in the taxable income of the Company in any period following the Closing Date, and no item of loss or deduction of the Company required to be reported for financial or statutory accounting purposes in any period following the Closing Date was claimed as a deduction from taxable income in any period prior to the Closing Date.  The Company has not taken any action other than in accordance with past practice that would have the effect of deferring a measure of Tax (including income, sales, gross receipts or payroll) from a period (or portion thereof) ending on or prior to the Closing Date to a period (or portion thereof) beginning after the Closing Date.  The Company has not agreed to or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for Tax purposes for a taxable period or portion thereof ending on or prior to the Closing Date or any provision of Applicable Law that defers income realized or accelerated deductions otherwise accrued in accordance with Applicable Law prior to the Closing Date.  No election has been made with respect to Taxes of the Company in any Tax Return that has not been Made Available to Purchaser.  No Taxing Authority has operated or agreed to operate any special arrangement (being an arrangement which is not directly based on relevant legislation, even if based on any published practice, including rulings and agreements with such Taxing Authority) or has agreed on any compromise in relation to the affairs of the Company.

(g)                 The Company is not a party to or bound by any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

(h)                 The Company has computed, reported, and utilized any losses to be carried forward, if applicable, in an accurate and timely manner.  There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, Tax credits or similar items of the Company.

(i)                   Exhibit L to the Agreement sets forth a correct and complete list of all Tax Returns of the Company required to be filed following the Closing Date with respect to any period or portion thereof prior to the Closing Date.

(j)                  The Company has at all times been resident for Tax purposes in its place of organization and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement).  The Company is not or has not been subject to Tax in any jurisdiction other than its place of organization by virtue of having a permanent establishment, a permanent representative or other place of business or taxable presence in the jurisdiction.  No claim has been made by a Taxing Authority where the Company does not file a particular type of Tax Return that the Company is required to file such Tax Return or may be subject to Tax with respect to such Tax Return, nor is there any basis for any such claim.

(k)                 For all applicable Tax purposes and during all relevant times, the Company has properly treated as an employee each person required to be treated as an employee of the Company.

(l)                   The Company is not a party to any joint venture, partnership or other Contract that would reasonably be expected to be treated as a partnership for any Tax purposes.

(m)               No transaction in respect of which any consent or clearance was required or sought from any Taxing Authority has been entered into or carried out by the Company, without such consent or clearance having first been properly obtained and all information supplied to any Taxing Authority or other appropriate authority in connection with any such consent or clearance having fully and accurately disclosed all facts and circumstances relevant to the giving of such consent or clearance.  Any transaction for which such consent or clearance was obtained has been carried out only in accordance with the terms of such consent or clearance and the application on which such consent or clearance was based and at a time when such consent or clearance was valid and effective.  No facts or circumstances have arisen since any such consent or clearance was obtained which would cause the consent or clearance to become invalid or ineffective.

(n)                 The Company has not been involved in a business merger, share-for-share merger, legal merger, assets-for-shares transfer, or legal demerger (split).

(o)                 The Company has complied with all Laws concerning VAT, including with respect to the timely filing of complete and correct VAT Tax Returns and the timely making of payments and the maintenance of records, and the Company cannot be subjected to a revision of its VAT position, leading to a recapture of VAT deducted on or before the Closing Date.  The Company has not made any exempt supplies in the current or preceding VAT year applicable to them and there are no circumstances by reason of which there might not be a full entitlement to credit for all VAT chargeable on supplies and acquisitions received and imports made (or agreed or deemed to be received or made) by them.  In case any VAT payable has been offset against a VAT receivable (i.e., recoverable VAT), the amount of the VAT receivable has been computed and reported in an accurate manner.  The Company is only registered for VAT purposes in the jurisdiction in which it is incorporated.

(p)                 The Company has Made Available to Purchaser all documentation relating to, and the Company is in compliance with all terms and conditions of, any Tax exemption, Tax incentive, Tax holiday or other Tax reduction agreement or order, including the “Approved Enterprise,” “Benefited Enterprise,” or “Preferred Enterprise” status of the Company for purposes of Israeli Tax law, as defined in the Lawfor theEncouragementofCapitalInvestments5719-1959(a “Tax Incentive”).  The Company states that: (a) no claim or challenge has been made by any Taxing Authority or Governmental Authority with respect to the Company’s entitlement to any Tax Incentive; and (b) subject to receipt of any approvals required herein, consummation of the transactions contemplated by this Agreement will not adversely affect the continued qualification for the Tax Incentives or the terms or duration thereof or require any recapture of any previously claimed Tax Incentive.   The Company further represents and warrants that as of the Closing Date, the benefits period under any applicable Tax Incentive has not commenced.

(q)                 The Company and the Company’s shareholders (solely with respect to their holdings in the Company) are not subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance, or pursuant to any Tax ruling made in connection with the provisions of said Part E2.

(r)                  The Company has not undertaken any transaction which will require special reporting or disclosure statements in any Tax Return or otherwise, related to any tax shelter, tax avoidance transaction or aggressive tax planning as identified by notice, regulation or other form of published guidance under any Applicable Law, including but not limited to Section 131(g) of the Israeli Tax Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006.

(s)                  There are no Tax liens (other than liens for Taxes not yet due and payable) upon the Acquired Assets.

(t)                  Company has not granted or been requested to grant any waiver of any statutes of limitations applicable to any claims for Taxes.

(u)                 The Company has Made Available to Purchaser complete and correct copies of any Tax ruling obtained from the ITA and applications therefor which may be applicable to the transactions contemplated hereunder or the Acquired Assets.

3.19            Compliance with Laws.  Except for such payments that have not been duly made and are listed in Section 3.19of the Disclosure Schedule, Company has complied and is in compliance with all Laws applicable to or binding on it, the operation of the Business or the ownership and use of the Acquired Assets (including any labor, environmental, occupational health, zoning or other law, regulation or ordinance).  Company has not received written notice from any Governmental Authority claiming any violation by Company of any Law.

3.20            Litigation; Governmental Orders.  Except as set forth in Section 3.20 of the Disclosure Schedule, there are no Actions pending or, to Company’s Knowledge, threatened, against or by Company or any of its officers, directors, Employees, consultant, contractors or shareholdersin their capacity as such (a) relating to or affecting the Business, the Acquired Assets or the Assumed Liabilities or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.  There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.  For clarity, the Company warrants that with respect to the matters set forth in Section 3.20 of the Disclosure Schedule, no claim referenced therein asserts a right of lien or other Encumbrance against any of the Acquired Assets.

3.21            Customers and Suppliers.

(a)                 Section 3.21(a)of the Disclosure Schedule sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Company for goods or services rendered in an amount greater than or equal to $10,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods.  To the Company’s Knowledge, the Company has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)                 Section 3.21(b)of the Disclosure Schedule sets forth with respect to the Business each the suppliers that the Company reasonably deems to be a material supplier with whom the continued engagement is necessary for the continuation of the business by the Purchaser (a “Material Supplier”).  To the Company’s Knowledge, Company has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

3.22            Domain Names.

(a)                 Section 3.22(a)of the Disclosure Schedule is a true, correct and complete list (by name, owner, Gtld or ccTLD, registrar and expiration date) of all domain names that are owned by Company (whether exclusively, jointly with another Person or otherwise) and are necessary for the operation of the Business as it is currently conducted or proposed to be conducted (“Domain Names”), together with user name, password and “whois” information for such domain name necessary to effect a revision of and to each registration record.  Company owns the entire right, title and interest to all Domain Names, free and clear of all Encumbrances.  Each Domain Name is validly and properly registered to Company and reflects “whois” information that is accurate, correct and up-to-date and was validly and legally obtained, including in compliance with the procedures or policies of, and were registered without fraud on or misrepresentation to, ICANN or any other applicable domain name registry or registrar and without infringement or misappropriation of the Intellectual Property Rights of any Person.

(b)                 There have been no challenges to the ownership or use by Company of any Domain Name used, owned or purported to be owned by it and to the Knowledge of Company there are no facts which would constitute a basis for such a challenge.

3.23            Product Quality.

(a)                 Company’s products perform on a consistent basis, in all respects, the functions described in the agreed specifications and end-user documentation and customer agreements, subject only to routine bugs and errors that can be corrected by Company in the course of providing customer support without further liability to Company. Company’s products do not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses, back doors, drop dead devices, time bombs (as such terms are commonly understood in the Software industry) or other Software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, Software, data, systems or other materials.

(b)                 All development services, support services, training services, upgrade services and other services that have been performed by Company were performed properly and in all material respects in conformity with the applicable Laws and Contracts.

3.24            Certain Business Practices.

(a)                 Neither Company nor any director, officer, agent, employee, contractor or consultant of Company, or any other Person associated with or acting for or on behalf of Company, has directly or indirectly, including by corporate or other funds: (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, including to U.S. or non-U.S. government officials or employees or to U.S. or non-U.S. political parties or campaigns regardless of form, whether in money, property, or services,: (A) to obtain favorable treatment or an improper advantage in securing business; (B) to pay for favorable treatment for business secured or (C) to obtain special concessions or for special concessions already obtained, for or in respect of Company or any Affiliate of Company, all of which, including, but not only, by violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act 2010, Title 5 of the Israeli Penalty Law (Bribery Transactions), the Israeli Prohibition on Money Laundering Law, 2000, or any other comparable Applicable Law or (ii) established or maintained any fund or asset that has not been recorded in the books and records of Company. The Company has not entered into any transaction with any of its Affiliates that has provided to the Company revenues, earnings or assets that would not have been available to it in an arm’s length transaction with an unaffiliated Person.   The books, records and accounts of the Company have at all times accurately and fairly reflected, in reasonable detail, the transactions and dispositions of its funds and assets.  Except as disclosed on Section 3.24of the Disclosure Schedule, there have never been any false or fictitious entries made in the books, records or accounts of the Company relating to any illegal payment or secret or unrecorded fund, and the Company has not established or maintained a secret or unrecorded fund.

(b)                 Company has (i) not exported or transmitted Software or other material or items, including technological data, in connection with the Business to any country, or Made Available to non-United States citizens, with respect to which such export, transmission or availability is restricted by any Law, without first having obtained all legally required  authorizations and (ii) except for noncompliance which does not have Material Adverse Effect on the Business or the Acquired Assets, maintained all records to the extent required by any Law.

3.25            Brokers.  Except as set forth in Section 3.25of the Disclosure Schedule, no agent, broker, finder, investment banker, financial advisor or other Person retained or engaged by Company or any of its Affiliates or any Person acting on its behalf is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee in respect of any of the transactions contemplated by this Agreement.

3.26            Environmental Matters.  Company is in compliance with all applicable Environmental, Health, and Safety Requirements.  Company has not received any written notice (or, to the Knowledge of Company, other communication), whether from a Governmental Authority, citizens group, Employee or otherwise, that alleges that Company is not in compliance with any Environmental, Health, and Safety Requirements and there are no circumstances that may prevent or interfere with Company’s compliance with any Environmental, Health, and Safety Requirements in the future. To the Knowledge of Company, no current or prior owner of any property leased or controlled by Company has received any written notice (or, to the Knowledge of Company, other communication), whether from a Governmental Authority, citizens group, Employee or otherwise, that alleges that such current or prior owner or Company is not in compliance with any Environmental, Health, and Safety Requirements.

3.27            Government Grant Programs.  Except as set forth on Section 3.27of the Disclosure Schedule, Company has no Liability due to any pending or outstanding grants, tax benefits, incentives and/or subsidies from the Government of the State of Israel or any agency thereof related, including, without limitation, from the OCS.

3.28            No US Operations.  Except as set forth on Section 3.28of the Disclosure Schedule, Company does not conduct and has not conducted operations in, has no employees or contractors in, and does not receive and has not received any income from any source located within the Unites States of America.

3.29            Disclosure.  No representation or warranty of Company in this Agreement, no statement in the Disclosure Schedule and no document delivered pursuant hereto by Company contains any untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.Except for those matters disclosed in this Agreement and the Disclosure Schedule, there are no facts not disclosed in this Agreement or the Disclosure Schedule which, if learned by Purchaser, might reasonably be expected to materially diminish Purchaser’s evaluation of the value of the Acquired Assets or which, if learned by Purchaser or Company, might reasonably be expected to deter Purchaser from completing the transactions contemplated by this Agreement on the terms and conditions contemplated hereby.

The Company’s Representations are the only representations and warranties made by the Company with respect to the Business, the Company, the Acquired Assets and the Assumed Liabilities.  Except as specifically set forth in this Agreement or any other Transaction Agreement, (a) the Company’s is selling the Acquired Assets “as is” and “where is” and with all faults and makes no warranty, express or implied, as to any matter whatsoever relating to the Business, the Acquired Assets or the Assumed Liabilities, and (b) none of the Company, or any of its officers, directors, employees or Representatives will have or will be subject to any liability or indemnification obligation to the Purchaser or any other person resulting from the distribution to the Purchaser, its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Business including, without limitation, any descriptive memoranda, summary business descriptions or any information, documents or material Made Available to the Purchaser or its Representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the purchaser or in any other form in expectation of the contemplated transactions.

ARTICLE IV

Representations and Warranties of PURCHASER

Each Purchaser represents and warrants to Company that the statements contained in this Article IV are true and correct as of the date hereof.

4.1                Organization of Purchaser.  Pakshi Purchaser is a corporation duly incorporated and validly existing under the laws of the State of Israel.  HK Purchaser is a private limited company duly and validly existing under the laws of Hong Kong.

4.2                Authority of Purchaser.  Purchaser has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Purchaser is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and any other Transaction Document to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser.  This Agreement and the Transaction Documents has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Company) this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. When each other Transaction Document to which Purchaser is or will be a party has been duly executed and delivered by Purchaser (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Purchaser enforceable against it in accordance with its terms.

4.3                No Conflicts; Consents.  The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Articles of Association of Purchaser, as amended to date, or any other organizational documents of Purchaser; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Purchaser; or (c) require the consent, notice or other action by any Person under any Contract to which Purchaser is a party.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

4.4                Brokers.  No agent, broker, finder, investment banker, financial advisor or other Person retained or engaged by Purchaser or any of its Affiliates or any Person acting on its behalf is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee in respect of any of the transactions contemplated by this Agreement.

4.5                Litigation.  There is no legal proceeding pending or, to the Purchaser’s Knowledge, threatened against the Purchaser which questions or challenges the validity of this Agreement or the ability of the Purchaser to consummate any of the contemplated transaction.

4.6                Investigation.  The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Business, which investigation, review and analysis was done by the Purchaser and its Representatives.  The Purchaser is aware of the Company’s financial condition and is aware of certain defaults in payments, to the extent as set forth in the Disclosure Schedules.  The Purchaser acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Business for such purpose.  In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company or its Representatives (except the Company Representations).  The Purchaser hereby acknowledges and agrees that (a) other than the Company Representations, the Company or any of its officers, directors, employees or Representatives did not make or have not made any representation or warranty, express or implied, at law or in equity, with respect to the Business, the Acquired Assets or the Assumed Liabilities including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the Business by the Purchaser after the Closing in any manner or (iii) the probable success or profitability of the Business after the Closing, and (b) the Company or any of its officers, directors, employees or Representatives will not have or will not be subject to any Liability or indemnification obligation to the Purchaser or any other person resulting from the distribution to the Purchaser (except as expressly set forth herein), its Affiliates or representatives of, or the Purchaser’s use of, any information relating to the Business, including, without limitation, any descriptive memoranda, summary business descriptions or any information, documents or material made available to the Purchaser or its representatives, whether orally or in writing, in certain “data rooms,” management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the Contemplated Transactions.

ARTICLE V

COVENANTS

5.1                Preservation of Books and Records; Access.  After the Closing Date, Purchaser shall retain for a period consistent with Purchaser’s record-retention policies and practices those Records of Company delivered to Purchaser.  Purchaser also shall provide Company reasonable access thereto, during normal business hours and on at least five days’ prior written notice, to enable representatives of the Company to prepare financial statements or tax returns or deal with tax audits.  After the Closing Date, Company shall provide Purchaser reasonable access to records that are Excluded Assets, during normal business hours and on at least five days’ prior written notice, for any reasonable business purpose specified by Purchaser in such notice.

5.2                Employees; Employee Benefit Plans.

(a)                 Commencing on the Closing Date and pursuant to the Closing only, Company shall terminate all Employees of the Business who are actively at work on the Closing Date, and, at Purchaser’s sole discretion, Purchaser may offer employment, on an “at will” basis, to any or all of such Employees, effective upon the Closing, which offer shall provide for salary or wage and benefit levels that are no less favorable to the current Employees in the aggregate than the terms and conditions of employment of such employees in the aggregate as of the date hereof, without consideration of stock options, phantom stock, restricted stock, warrants or any other terms or conditions that relate to Company’s stock and be conditioned upon, among other things, the execution by such Employee of a Confidential Information and Inventions Agreement.  Each Employee who accepts Purchaser’s offer of employment is referred to herein as a “Purchaser Employee”.Notwithstanding the foregoing, nothing in this Agreement shall be construed as granting any of the Employees any rights under this Agreement, including the right to employment by any person.

(b)                 Each Purchaser Employee shall have also executed, immediately following the Closing Date the Employee Waiver.

(c)                 Company hereby agrees to use its best efforts to assist Purchaser in making offers to and hiring the Employees. In addition, Company will encourage each of the Employees to consent to the transfer of his/her employment relationship to, and accept an offer of employment from, Purchaser on the terms provided.  Company has Made Available to Purchaser the employment and personnel records of the Employees (subject to compliance with all confidentiality and data protection obligations of Company), the opportunity to interview Employees and to discuss with them or their representatives terms and conditions of employment with Purchaser as of the Closing Date and to distribute to such Employees forms and documents relating to employment with Purchaser. Company shall not take, any action that would impede, hinder, interfere or otherwise compete with Purchaser’s effort to hire any Employees

(d)                 No employment-related liabilities arising up to the Closing or at Closing as a result of this Agreement with respect to any Employee shall be assigned to or assumed by Purchaser. Company undertakes to pay each Employee, in a timely manner, any and all salary and other employment benefits due to him/her up to Closing as detailed in the Employee Waiver signed by each such Employee, including release of each Employee’s managers insurance, pension fund and/or further education fund, as applicable. Employment-related liabilities arising prior to Closing for the purposes of this Section 5.2(d)include (1) all liabilities arising of or with respect to employment or performance of services or the termination of Employees by Company, (2) any payments due to any Employees or their respective beneficiaries at any time pursuant to any retention bonus arrangement or severance program or similar arrangement to which Company is a party that is in effect on or prior to the Closing, (3) any and all obligations and liabilities under the Benefit Plans, including any accrued vacation, contributions required to be made to managers insurance funds, pension funds and further education funds, as applicable and the amount required to be  paid to the Employees or their beneficiaries under the Employee Waivers (4) any and all expense liabilities incurred by Employees or their respective beneficiaries up to Closing under the Benefit Plans, and (5) any and all workers’ compensation and other similar statutory claims asserted by or with respect to any Employees or their respective beneficiaries in respect of any injury or other compensable event or occupational illness or disease that occurred or is attributable to any event, state of facts or conditions that existed or occurred in whole on or prior to the Closing (collectively, the “Company Employment-Related Liabilities”). All Company Employment-Related Liabilities are Excluded Liabilities.

(e)                 All employment-related liabilities arising after Closing with respect to any Purchaser Employees (the “Purchaser Employment-Related Liabilities”) shall be the responsibility of Purchaser.

5.3                Confidentiality. From and after the Closing, Company shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Company can show that such information (a) is generally available to and known by the public through no fault of Company, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Company, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Company or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Company shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Company is advised by its counsel in writing is legally required to be disclosed, provided that Company shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

5.4                Covenant Not to Compete or Solicit Business.

(a)                 In furtherance of the sale of the Acquired Assets and the Business to Purchaser hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Acquired Assets and the Business so sold, Company agrees that, neither Company nor its parent, its subsidiaries and/or any entity under common control with the Company will

(i)                   for a period ending on the fourth anniversary of the Closing Date, directly or indirectly (whether as principal, agent, consultant, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business competitive with the Business anywhere in the world, it being understood and acknowledged by the Parties that the Business is global in nature and as such the restriction applying to the entire world is reasonable; or

(ii)                 employ, retain or hire any employee, contractor, consultant, agent or customer of the Business or induce or attempt to persuade, on behalf of any other business organization in competition with the Business, any employee, contractor, consultant, agent or customer of Purchaser to terminate such employment, consulting, agency or business relationship in order to enter into any such relationship with any such business organization; provided, however, that nothing set forth in this Section 5.4 shall prohibit Company or any Affiliate from owning as a passive investment not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded.

(b)                 If Company or any Affiliate violates any of its obligations under this Section 5.4, Purchaser may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate.  Company acknowledges that a violation of this Section 5.4may cause Purchaser irreparable harm which may not be adequately compensated for by money damages.  Company therefore agree that in the event of any actual or threatened violation of this Section 5.4, Purchaser shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Company or its Affiliates to prevent any violations of this Section 5.4.  The prevailing party in any action commenced under this Section 5.4shall also be entitled to receive reasonable attorneys’ fees and court costs.  It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section5.4, any term, restriction, covenant or promise in this Section 5.4is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

5.5                Change in Company Name.  Company agrees immediatelyafter the Closing Date to change its name to a name that does not include any trade name or trademark used or proposed to be used by Company or any variation thereof.

5.6                Assignment or Enforcement of Certain Agreements.  In furtherance of the sale of the Acquired Assets and the Business to Purchaser hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Acquired Assets and the Business so sold, Company covenants and agrees that, with respect to each employee, contractor or consultant of Company who is not a Purchaser Employee, Company shall either (a) assign to Purchaser all rights of Company pursuant to all agreements, covenants or other obligations of such employee relating to noncompetition and nonsolicitation of employees or customers or (b) if such agreements, covenants or obligations cannot be assigned to Purchaser, then, upon Purchaser’s reasonable request and at Purchaser’s sole expense, enforce such agreements, covenants and obligations to the maximum extent permitted by applicable law.

5.7                Taxes.

(a)                 Company shall be liable for and pay, and shall defend, indemnify and hold harmless Purchaser from and against, all Taxes (whether assessed or unassessed) applicable to the Business, the Acquired Assets and the Assumed Liabilities, in each case attributable to taxable years or periods ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.  Purchaser shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business, the Acquired Assets and the Assumed Liabilities that are attributable to taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date; provided, that Purchaser shall not be liable for any Taxes for which Company is liable under this Agreement.  For purposes of this Section, any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of the Closing Date and the other beginning on the day after the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

(b)                 Notwithstanding Section 5.7(a), any Tax on income or capital gains attributable to the sale or transfer of the Business, the Acquired Assets or the Assumed Liabilities shall be paid by Company.

(c)                 Company and Purchaser shall cooperate in preparing any Tax Returns which such other party is responsible for preparing and filing and in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Business or the Acquired Assets.

(d)                 Company shall cooperate as reasonably required to assume any Tax Incentives elected by the Purchaser at Purchaser’s sole discretion.

(e)                 Within thirty (30) days of filing any Tax Return listed on Exhibit K, Company shall provide Purchaser a copy of the same.

5.8                Guarantees.  Prior to the transfer of any of the agreements, purchase orders or any other arrangements with any of the vendorsof the Business, to the extent guaranties were provided by the Company under any such agreements, as set forth on Section 5.8 of the Disclosure Schedule, the Purchaser shall provide the Company, prior and as a condition to such transfer, copies of suitable guaranties acceptable to the applicable customer, which shall replace the guaranties provided by the Company concurrently with the transfer of the said agreement.

ARTICLE VI

Indemnification

6.1                Survival.  The representations and warranties of the Parties contained herein and in the Transaction Documentsshall survive the Closing for a period of 18months after the Closing (the “Indemnification Period”); except for (a) those representations and warranties in the Joinder which are identified therein as surviving for a longer period; (b) the representations and warranties set forth in Sections 3.1, 3.2, 3.8, 3.16, 3.18, 3.24 and 3.26 in the case of the Company, and Sections 4.1 and 4.2 in the case of the Purchaser, all of which shall survive the Closing and until the applicable statute of limitations has expired; and (c) any indemnification or right thereto arising out of any breach or alleged breach of which the indemnified Person has notified the indemnifying Person in writing on or prior to the date such representation or warranty would otherwise terminate in accordance with this Section 6.1, which shall not terminate until after the liability of the indemnifying Persons shall have been determined and the indemnifying Persons shall have paid the indemnified Persons the full amount of such liability, if any.

6.2                Indemnification of Purchaser.  From and after the Closing, Company shall indemnify, hold harmless and defend Purchaser and its directors, officers, shareholders, and employees from and against any and all Losses incurred by or suffered by Purchaser arising out of any of the following:

(a)                 any breach or any inaccuracy in any representation or warranty made by Company or any Company Subsidiary in this Agreement or any Transaction Document or any certificate delivered by or on behalf of the Company or any Company Subsidiary pursuant hereto;

(b)                 any breach of or failure by the Company or any Company Subsidiary to perform, any of its covenants or obligations required to be performed by it pursuant to this Agreement or any Transaction Document;

(c)                 any liability or obligation of Company or any Company Subsidiary arising out of or in connection with the ownership of the Acquired Assets, Subsidiary Acquired Assets, or the operation of the Business (of Company or Company Subsidiary, as applicable) arising on or before the Closing; or

(d)                 any failure of the Company or any Company Subsidiary to perform or otherwise pay or discharge any Excluded Liability.

Notwithstanding anything contained herein to the contrary, the Company’s aggregate indemnification obligation hereunder shall not exceed the Purchase Price unless and to the extent the Losses for which indemnification is being sought arise from any representation or warranty that was fraudulently provided, the Company’s breach of the representations and warranties given in Sections 3.18, any statutory liens,or the Company’s breach of the confidentiality obligations under Section 5.3.

6.3                Limitations on Indemnification Obligations.  The right of Purchaser to indemnification pursuant to the provisions of Section 6.2is subject to the following limitations:

(a)                 the amount of any and all Losses shall be determined net of any amounts actually recovered by Purchaser or by Purchaser indemnitees, as the case may be, under insurance policies with respect to such Losses;

(b)                 Purchaser shall not be entitled to recover Losses pursuant to Section 6.2until the total amount which Purchaser would recover under Section 6.2exceeds $250,000 (the “Threshold”), in which case, Purchaser shall be entitled to recover for all Losses up to, including, and in excess of the Threshold; and

(c)                 In no event shall the definition of Knowledge impose any personal liability on the Person(s) included therein, except to the extent such Persons(s) are found to have acted fraudulently, as determined by a court of competent jurisdiction.

Notwithstanding the foregoing, the right of Purchaser to indemnification pursuant to the provisions of Section 6.2 with respect to breaches of the representations and warranties in connection with amounts payable to licensors of Intellectual Property Licenses (“License Payable Warranties”), as set forth in Exhibit D to the Disclosure Schedule, shall not be subject to or otherwise limited by the Threshold.  Purchaser shall be able to immediately seek indemnification from Company for any additional amount paid to a licensor, or a substitute licensor for equivalent technologies, in excess of the amount shown with respect to a licensor shown on Exhibit D in connection with Purchasers’ efforts to secure a license with one or more such licensors, all in accordance with the Escrow Agreement.  For clarity, while indemnity claims with respect to License Payable Warranties are not subject to the Threshold, they are to be taken into account in determining whether the threshold has been met with respect to indemnity claims not relating to License Payable Warranties.

6.4                Exclusive Remedy. Notwithstanding anything contained herein to the contrary, indemnification pursuant to the provisions of this ARTICLE VIand Section 6.2shall be the exclusive remedy for Purchaser for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement or in any certificate delivered pursuant hereto, other than in the case of fraud, provided, however, each Party acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

6.5                Indemnification of the Company.  From and after the Closing, Purchaser shall indemnify, hold harmless and defend the Company and its directors, officers and shareholders from and against any and all Losses incurred by or suffered by the Company arising out of any of the following:

(a)                 any breach or any inaccuracy in any representation or warranty made by Purchaser in this Agreement or any Transaction Document or any certificate delivered by or on behalf of Purchaser pursuant hereto;

(b)                 any breach by Purchaser of, or any failure by Purchaser to perform, any covenant or obligation required to be performed by it pursuant to this Agreement or any Transaction Document, or

(c)                 any failure of the Purchaser to perform the Assumed Liabilities.

6.6                Payment.  Until expiration of the Indemnification Period, the Purchaser may make a claim against the Escrow Amount for indemnification pursuant to this Article VI on the terms and conditions of the Escrow Agreement.  If the Escrow Amount is insufficient to pay any indemnification claims, the Purchaser may make a claim directly against the Company.

6.7                Purchase Price Adjustments.  To the extent permitted by Law, any amounts payable under Section 6.2 or Section 6.3 shall be treated by the Parties as an adjustment to the Purchase Price.

ARTICLE VII

Miscellaneous

7.1                No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and shall not confer any legal or equitable, rights, benefits or remedies of any nature whatsoever upon any Person other than the Parties and their respective successors and permitted assigns.

7.2                Entire Agreement.  This Agreement and the other Transaction Documentsconstitute the entire agreement among the Parties and supersedes all prior and contemporaneous understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.  In the event of any inconsistency between the statements in the body of this Agreement and (a) those in the other Transaction Documents or (b) the Exhibits and Schedules to this Agreement or the other Transaction Documents, the statements in the body of this Agreement will control

7.3                Receivables.  From and after the Closing, if Company or any of its Affiliates receives or collects any funds relating to any accounts receivable of Company or any other Purchased Asset, provided that the collected amounts arise from business conducted post the Closing date, Company or such Affiliate shall remit such funds to Purchaser within five days after its receipt thereof.

7.4                Further Assurances.  Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

7.5                Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  Company may not assign this Agreement or any of his or its rights, interests, or obligations hereunder without prior written approval of Purchaser.

7.6                Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

7.7                Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

7.8                Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses:

If to Company:	4 Hacharash Street Newe Ne’eman Industrial Zone Hod Hasharon 45240 Israel Tel:+972-9-7627800 Fax: +972-9-7627801 Email: Izik@vcon.com Attention: Izik Ben Ezra
with a copy to (which shall not constitute notice):	Erdinast, Ben – Nathan & Co. Facsimile: 972-37770101 E-mail: dankner@ebnlaw.co.il Attention: Yoav Dankner, Adv.
If to Purchaser:	C-V Private (Israel), Ltd. ClearOne Communications Hong Kong Limited 5225 Wiley Post Way, Suite 500 Salt Lake City, Utah 84116 Facsimile: [FAX NUMBER] Attention: Zee Hakimoglu, President and CEO
with a copy to (which shall not constitute notice):

Parsons Behle & Latimer

PO Box 45898

Salt Lake City, Utah 84145-0898

Telephone:  801 532 1234

Facsimile: 801 536 6111

E-mail: gmangum@parsonsbehle.com

Attention: Geoff Mangum

Shibolet & Co.

Museum Tower, 4 Berkowitz Street

Tel-Aviv  64238

Facsimile +972-3-777-8444

Attention: Yaacov Yisraeli

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

7.9                Governing Law; Jurisdiction; Service of Process.

(a)                 This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Israel without giving effect to any choice or conflict of law provision or rule (whether of the State of Israel or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Israel.

(b)                 The parties hereto irrevocably submit to the exclusive jurisdiction of the competent courts of the Central District, Israel over any dispute arising out of or relating to the Agreement or the transaction Documents or any agreement or instrument contemplated thereby or entered into in connection herewith or therewith or any of the transactions contemplated hereby or thereby.  Each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding will be heard and determined in such courts (and the courts hearing appeals from such courts).  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum in connection therewith.

7.10            Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the all the Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

7.11            Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

7.12            Expenses.  Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

7.13            Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

IN WITNESS WHEREOF, the Parties have executed this Agreement on as of the date first above written.

C-V Private (Israel), Ltd.

By: /s/ Narasimhan Narayanan

Name:  Narasimhan Narayanan

Title:  Director

ClearOne Communications Hong Kong Limited

By: /s/ Zeynep Hakimoglu

Name:  Zeynep Hakimoglu

Title:  Director

VCON Video Conferencing, Ltd.

By: /s/ Izik Ben-Ezra

Name:  Izik Ben-Ezra

Title:  Chief Executive Officer